UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2017

QUEST SOLUTION, INC.

(Exact name of registrant as specified in charter)

Delaware	000-09047	20-3454263
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

860 Conger Street, Eugene, OR 97402

(Address of Principal Executive Offices) (Zip Code)

(714) 899-4800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth below under Item 5.02 is hereby incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) On April 1, 2017, Shai Lustgarten, was appointed as the President and Chief Executive Officer of Quest Solution, Inc. (the “Company”), effective immediately. Mr. Lustgarten will be located at the Company headquarters in Eugene, Oregon.

Mr. Lustgarten, 46, was previously Chief Executive Officer at Micronet Limited Inc., a developer and manufacturer of mobile computing platforms for integration into fleet management and mobile workforce solutions listed on the Tel Aviv Stock Exchange, from 2014 to 2017. In 2013 and 2014, Mr. Lustgarten served as EVP Business Development and Head of the Aerospace and defense Division of Micronet Enertec.Technologies, a technology company listed on the NASDAQ Capital Market. Mr. Lustgarten was VP of Sales, Marketing and CMO of TAT Technologies, a world leading supplier of electronic systems to the commercial and defense markets, from 2009 to 2013. His prior experience also includes serving as CEO of T.C.E. Aviation Ltd. in Belgium and serving as the assistant to the Military Attache at the Embassy of Israel in Washington, DC from 1993 to 1997. He received his Bachelor of Science degree in Business Management & Computer Science from the University of Maryland.

In connection with Mr. Lustgarten’s appointment as President and Chief Executive Officer of the Company, the Company and Mr. Lustgarten entered into an Employment Agreement, dated February 17, 2017 (the “Employment Agreement”) and Modification Agreement dated April 1, 2017 collectively (the “Lustgarten Employment Agreements”). The Employment Agreements has an initial term of two years (the “Term”), which Term shall be extended or termnated with mutual consent. Mr. Lustgarten’s initial base salary shall be $240,000 per year. Mr. Lustgarten shall be eligible to receive (i) a one-time sign-on bonus of $48,000 worth of shares of the Company’s restricted common stock which represents 640,000 restricted common stock, which will vest upon approval on the 2017 Financial Plan submitted to the Board of Directors (ii) a performance bonus at the end of the Company’s fiscal year 2017 based on measurable objectives, to be approved by the Compensation Committee of the Board of Directors, and (iii) a stock option grant of 2,281,000 stock options. The options are exercisable as follows: options to purchase 760,333 are immediately vested at an exercise price of $0.075 per share; options to purchase 760,333 vest on February 19, 2018 at an exercise price of $0.09 per share, and options to purchase 760,334 shares vest on February 17, 2019 at an exercise price of $0.09 per share, subject to any change in control acceleration provisions..

During the employment period, Mr. Lustgarten’s employment with the Company is at-will and may be terminated by either the Company or Mr. Lustgarten at any time, and for any reason. In the event Mr. Lustgarten voluntarily resigns for Good Reason (as defined in the Lustgarten Employment Agreements) or the Company terminates Mr. Lustgarten’s employment for any reason other than for Cause (as defined in the Lustgarten Employment Agreements), then the Company shall pay to Mr. Lustgarten the Termination Benefits (as defined in the Employment Agreement), which includes a severance payment equal to the greater of the remaining term of the Employment Agreement or one year..

The Employment Agreement also contains customary confidentiality and nondisparagement provisions.

Mr. Lustgarten does not have a family relationship with any of the current officers or directors of the Company. Other than the Lustgarten Employment Agreements, there are no arrangements or understandings between Mr. Lustgarten and any other person pursuant to which Mr. Lustgarten was appointed to serve as the President and Chief Executive Officer. There is no currently proposed transaction, and since the beginning of fiscal year 2017 there has not been any transaction, involving the Company and Mr. Lustgarten which was a related person transaction within the meaning of Item 404(a) of Regulation S-K.

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On April 1, 2017, Thomas O Miller stepped down as the President and Interim Chief Executive Officer of the Company, effective immediately. Mr. Miller will continue with the Company as the Chairman of the Board.

The above description of the terms of the Lustgarten Employment Agreements are not complete and are qualified by reference to the complete documents, which are attached hereto as Exhibits 10.1 and 10.2 incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and the information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

10.1	Employment Agreement by and between the Company and Shai Lustgarten

10.2	Modification Agreement by and between the Company and Shai Lustgarten

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2017

QUEST SOLUTION, INC.

By:	/s/ Tom Miller
Tom Miller
Chairman of the Board

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement by and between the Company and Shai Lustgarten

10.2	Modification Agreement by and between the Company and Shai Lustgarten

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